Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	George Yanoshik
Highmark Inc.
717-302-4251
george.yanoshik@highmark.com

EISEN, SMITH NAMED TO TOP HVHC INC. LEADERSHIP POSITIONS

SAN ANTONIO, Texas (Dec. 4, 2009) – The board of directors of Eye Care Centers of America, Inc. (ECCA), a wholly owned subsidiary of HVHC Inc., has appointed Jim Eisen as president of ECCA, effective Dec. 3, 2009. Eisen joined ECCA, a San Antonio, Texas-based retail chain in June 2008 as executive vice president of stores, and became chief operating officer in Oct. 2008. In addition, Dr. Jeff Smith has been appointed executive vice president and chief medical officer, a newly created position at HVHC. Smith will assume his new duties on Jan. 1, 2010.

“Jim’s leadership during the past 18 months with ECCA has helped us ensure our ability to grow regionally and nationally in the years ahead,” said David Holmberg, ECCA chairman and chief executive officer and HVHC president and chief executive officer. “The addition of Dr. Smith to our team will enable HVHC to meet the diverse vision care needs of our current and prospective customers. We are pleased to have two seasoned industry executives help fulfill our goal of ensuring a positive, professional and high-quality customer experience within our stores and throughout our managed vision care network.”

Eisen graduated from California Coast University with a bachelor’s degree in business management. He has served as vice president of store operations for

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Luxottica Licensed Brands, previously Cole Licensed Brands, in Cleveland. He also was senior vice president of stores with national fabric and crafts retailer, Jo-Ann Stores in Hudson, Ohio.

In his newly created role, Dr. Smith is responsible for the development of strategic goals, objectives and plans for HVHC that directly impact clinical quality, patient care, quality management and relationships with doctors of optometry.

Prior to joining the HVHC executive team, Smith was most recently executive vice president of For Eyes Optical, and he has held executive positions with Luxottica Retail, Pearle Vision and Cole Managed Vision. He is a member of the board of trustees of his alma mater, the Illinois College of Optometry.

In 2010, ECCA expects to add an additional 20 retail locations in strategic markets across the country, including eight stores in the Pittsburgh region. As a wholly owned subsidiary of HVHC, ECCA operates and/or manages more than 430 optical retail stores in 36 states. The company offers frames, lenses, accessories and sunglasses in retail operations under 11 regional chains, each a recognized leader in its respective market.

ECCA employs nearly 5,000 people throughout the United States. Its retail locations join the 89 other optical retail sites owned by HVHC, including locations in New York, New England and Pennsylvania. For more information about Eye Care Centers of America, Inc., visit www.ecca.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this report which are not historical facts contain forward-looking information with respect to plans, projections or future performance of ECCA, the occurrence of which involve certain risks and uncertainties detailed in ECCA’s filings with the Securities and Exchange Commission.

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